Exhibit 99.1

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct:  (408) 494-4542

For Immediate Release:  July 17, 2018

Jason DiNapoli Joins Heritage Commerce Corp Board of Directors

San Jose, CA — July 17, 2018 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”) announced today that Jason DiNapoli was elected to its Board of Directors and to the Board of Directors of the Bank, effective July 16, 2018.  Jason DiNapoli will be replacing J. Philip DiNapoli, who is retiring from the

Heritage Commerce Corp Board of Directors and its subsidiary.  Heritage Commerce Corp still has eight outside directors serving on its board, and Mr. DiNapoli will qualify as an “independent director” under the listing standards of the NASDAQ Stock Market.

“Phil DiNapoli has fulfilled his commitment to remain on our board for two years following the merger with Focus Business Bank.  He has been a very positive influence on the integration of Focus Business Bank into Heritage Bank of Commerce.  We thank him for all of his significant contributions to the Company,” said Jack Conner, Chairman of Heritage Commerce Corp.  “We all wish Phil the very best knowing he will continue to support our bank whenever and however possible.”

Jason DiNapoli brings extensive experience and knowledge in banking and finance, managing a financial institution, as well as experience as a board member of a publicly traded bank holding company.  Mr. DiNapoli was a founding member of 1st Century Bank, N.A., a wholly owned subsidiary of 1st Century Bancshares, Inc., headquartered in Los Angeles, California.  In 2008, DiNapoli assumed the role of President and Chief Executive Officer of 1st Century Bank and President of 1st Century Bancshares, Inc.  In July 2016, 1st Century Bancshares, Inc., with assets of $739 million, was acquired by Midland Financial Co. (“Midland”), a privately held bank holding company based in Oklahoma City. 1st Century Bank now operates as a division of MidFirst Bank, a subsidiary of Midland. Jason DiNapoli presently serves as an Executive Vice President of MidFirst Bank and President and Chief Executive Officer of the 1st Century Bank division. Before joining 1st Century Bank, Mr. DiNapoli was vice president of finance for JP DiNapoli Companies Inc., a real estate investment, development and property management organization.  Formerly, he served as a Vice President at Union Bank of California.  Mr. DiNapoli earned a bachelor’s degree from the University of California, Berkeley.  He is active in numerous community organizations.

“In our continued efforts for continuity, we invited Jason DiNapoli to join our board,” added Mr. Conner.  “Jason was a founder, President and CEO of 1st Century Bank and brings a wealth of experience and knowledge in the banking and finance field, as well as experience as a board member of a publicly traded bank holding company.  As a native of San Jose, California, Jason adds much to our community focus.”

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Half Moon Bay, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Redwood City, San Jose, San Mateo, Sunnyvale, and Walnut Creek.  The Company will close the Half Moon Bay office on August 10, 2018. Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.